EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Form S-1 Registration Statement Under the Securities Act of 1933 of (i) our report dated March 24, 2010  relating to the consolidated financial statements of Roomlinx, Inc. as of December 31, 2009 and 2008 and for the years then ended and (ii) our report dated December 15, 2010 relating to the consolidated financial statements of Canadian Communications, LLC as of December 31, 2009 ad 2008, the year end December 31, 2009 and the period October 12, 2008 to December 31, 2008, which appear in such Registration Statement and related Prospectus for the registration of 3,569,097 shares of Roomlinx, Inc. common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ StarkSchenkein, LLP
StarkSchenkein, LLP

Denver, Colorado
January 19, 2011